EXECUTIVE EMPLOYMENT AGREEMENT

(PROMOTIONAL)

This Promotional Executive Employment Agreement (the “Agreement”), effective the 1st day of December, 2008 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation (“Company”), and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Employer”), and WEBSTER, JEFFREY D (hereinafter referred to as “Officer”).

WITNESSETH:

WHEREAS, Employer is engaged in a very competitive business, where the development and retention of extensive trade secrets and proprietary information is critical to future business success; and

WHEREAS, Officer, by virtue of Officer’s employment with Employer, is involved in the development of, and has access to, this critical business information, and, if such information were to get into the hands of competitors of Employer, Officer could do substantial business harm to Employer; and

WHEREAS, Employer has advised Officer that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and Officer acknowledges the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, is willing to commit to the restrictions as set forth herein;

NOW, THEREFORE, Employer and Officer, in consideration of the above and the terms and conditions contained herein, hereby mutually agree as follows:

1.         Duties. Officer shall perform the duties of GVP Renewable Products Division or shall serve in such other capacity and with such other duties for Employer as Employer shall from time to time prescribe. Officer shall perform all such duties with diligence and thoroughness. Officer shall be subject to and comply with all rules, policies, procedures, supervision and direction of Employer in all matters related to the performance of Officer’s duties.

2.         Term of Employment. The term of employment hereunder shall be for a period of five (5) years, commencing on the Effective Date and terminating on the fifth anniversary of the Effective Date, unless terminated prior thereto in accordance with the provisions of this Agreement (the period from the Effective Date to the earlier of the fifth anniversary of the Effective Date or any earlier termination of employment is referred to herein as the “Period of Employment”). Notwithstanding the expiration of the Period of Employment, regardless of the reason, and in addition to other obligations that survive the Period of Employment, the obligations of Officer under Sections 8 (b), (c), (d), (e), (f), (g), (h), and (i) shall continue in effect after the Period of Employment for the time periods specified in these sections.

3.         Compensation. For the services to be performed hereunder, Officer shall be compensated by Employer during the Period of Employment at the rate of not less than Three hundred eighty-five thousand dollars and 00/100 ($385,000.00) per year payable in accordance with Employer’s payroll practices, and in addition may receive awards under Employer’s annual bonus plan then in effect, subject to the discretion of the senior management of Employer. Such compensation will be subject to review from time to time when salaries of other officers and managers of Employer are reviewed for consideration of increases thereof.

4.         Participation in Benefit Programs. Officer shall be entitled to participate in any benefit programs generally applicable to officers of Employer adopted by Employer from time to time.

5.         Limitation on Outside Activities. Officer shall devote full employment energies, interest, abilities and time to the performance of Officer’s obligations hereunder and shall not, without the written consent of the Chief Executive Officer or the General Counsel of the Employer, render to others any service of any kind or engage in any activity which conflicts or interferes with the performance of Officer’s duties hereunder.

6.         Ownership of Officer’s Inventions.    All ideas, inventions, and other developments or improvements conceived by Officer, alone or with others, during Officer’s Period of Employment, whether or not during working hours, (i) that are within the scope of the business operations of Employer, (ii) that were developed at the direction of the Employer, or (iii) that relate to any of the work or projects of the Employer, are the exclusive property of Employer. Officer agrees to assist Employer, at

Employer’s expense, to obtain patents on any such patentable ideas, inventions, and other developments, and agrees to execute all documents necessary to obtain such patents in the name of the Employer.

7.	Termination.

(a) Voluntary Termination. Officer may terminate Officer’s employment, including Officer’s retirement, where appropriate pursuant to this Agreement at any time by not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice, Employer shall have the right, at its sole discretion, to accelerate Officer’s date of termination at any time during said notice period. Officer shall not be entitled to any compensation from Employer for any period beyond Officer’s actual date of termination, and Officer’s Stock Options, Performance Stock and Restricted Stock awards (each as hereinafter defined) shall be treated as provided in the award agreements pursuant to which such rights were granted. Officer shall not be entitled to a bonus for the fiscal year of the Employer in which such termination occurs.

(b) Employer Involuntary Termination. Employer shall be entitled, at its election and with or without cause, to terminate Officer’s employment pursuant to this Agreement upon written notice to Officer. Upon a termination by Employer (other than pursuant to Section 7(c) or Section 9, Employer shall continue to pay Officer at Officer’s current base salary paid in the manner provided in Section 3 above for a period commencing with the separation from service (within the meaning of Section 409A of the Internal Revenue Code, and the regulations thereunder) and continuing for a period of eighteen months after the date of the separation from service. In either event, Employer shall treat Officer’s Stock Options, Performance Stock and Restricted Stock as provided in the award agreements pursuant to which such equity rights were granted. Officer shall not be entitled to any bonus for the fiscal year of the Employer in which such termination by Employer occurs.

The Officer’s eligibility to receive benefits under this Section 7(b) shall be conditioned upon (i) the Officer’s execution of a General Release and Separation Agreement, and (ii) the General Release and Separation Agreement becoming effective after the lapse of any permitted or required revocation period without the associated revocation rights being exercised by Officer. The obligation to continue base salary shall accrue from the date of the termination by Employer and, if the release is signed and not revoked, payments shall commence by the later of (1) the end of the revocation period provided pursuant to the terms of the release agreement (but no later than the sixtieth (60th) day following the Officer’s termination by Employer) or (2) the effective date of the separation from service, with any accrued but unpaid base salary continuation being paid on the date of the first payment.

(c) Incapacity. If Officer is unable to perform Officer’s duties pursuant to this Agreement by reason of disability, Employer may terminate Officer’s employment pursuant to this Agreement by thirty (30) days written notice to Officer. If Officer is unable to perform Officer’s duties pursuant to this Agreement by reason of death, this Agreement shall immediately terminate. Officer’s Stock Options, Performance Stock and Restricted Stock in the event of a termination under this section shall be treated as provided in the award agreements pursuant to which such equity rights were granted. In the event of Officer’s death or disability, Officer, or Officer’s estate as applicable, shall receive a prorated bonus for the portion of time worked during the fiscal year of the Employer in which termination under this Section 7 (c) occurs, based upon the bonus received by Officer during the immediately prior fiscal year. The prorated bonus amount shall be paid in a lump sum within thirty (30) days following the date of the Officer’s death or determination of disability status, as applicable. For purposes of this Section 7(c), “disability” means the Officer is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable mental or physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income or replacement benefits for a period of not less than three (3) months under an accidental or health plan covering employees of the Employer. Any determination of the Officer’s disability status under Section 7(c)(i) shall be supported by the written opinion of a physician competent in the branch of medicine to which such disability relates.

(d) Temporary Suspension of Payments.  Notwithstanding the foregoing, if the Officer is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (and the regulations thereunder), to the extent that all or a portion of any payments due under Section 7 of this Agreement (including, without limitation the payment of salary, Stock Options, Performance Stock and Restricted Stock awards) exceeds the amount, if any, that can be paid as separation pay that does not constitute a deferral of compensation under Section 409A of the Internal Revenue Code (and the regulations thereunder), or that otherwise can be paid without resulting in a failure under Section 409A(a)(1) of the Internal Revenue Code, payment shall be delayed until the later of six (6) months after the termination of employment or the date the payment would otherwise be made under Section 7.  Any payments that are so delayed shall be paid in one lump sum upon the date the delayed payments are to be made.

8. Additional Compensation, Confidential Information, Trade Secrets, Limitations on Solicitation and Non-Compete Clause.

(a)       Officer shall receive, in addition to all regular compensation for services as described in Section 3 of this Agreement, as additional consideration for signing this Agreement and for agreeing to abide and be bound by the terms, provisions and restrictions of this Section 8, the following:

(i)        An award of 23,099.8509 shares of Tyson Foods, Inc. Class A Common Stock (“Common Stock”) subject to the terms and conditions of a restricted stock grant agreement (referred to herein as “Restricted Stock”) currently in use by the Employer for awards to officers generally.

(ii)      During Officer’s Period of Employment on grant dates to be specified by Employer consistent with Employer’s past practices for grants of options to Employees generally, a grant of 20,000 options on each such grant date to purchase shares of Common Stock (referred to herein as “Stock Options”), subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (“Stock Plan”), and the option grant agreement currently in use on the date of grant by the Employer for officers generally.

(iii)      On the first business day of each of the Company's fiscal years during the Term of this Agreement, Officer shall receive a performance award payable in shares of Common Stock (referred to herein as “Performance Stock”) having an annual maximum aggregate value of $90,000.00 on the date of the award, subject to the terms and conditions of the Stock Plan and the form of performance award currently in use by the Employer for officers generally. Subject to the satisfaction of the performance criteria set forth in the applicable performance award agreement, the award made in a given fiscal year will vest two (2) business days after the Company publicly releases its earnings for the third completed fiscal year after the grant date (for example, an award made in 2010 shall vest two (2) business days after the Company publicly releases its earnings for the 2012 fiscal year).

(b)      Officer recognizes that, as a result of Officer’s employment hereunder (and Officer’s employment, if any, with Employer for periods prior to the Effective Date), Officer has had and will continue to have access to confidential information in multiple forms, electronic or otherwise, such confidential information including but not being limited to trade secrets, proprietary information, intellectual property, and other documents, data, and information concerning methods, processes, controls, techniques, formulas, production, distribution, purchasing, financial analysis, returns and reports (in addition if Officer is involved with marketing, sales or procurement Officer has had and will continue to have access to lists of customers, suppliers, vendors, and accounts, other sensitive information and data regarding the customers, suppliers, vendors, services, sales, pricing, and costs of Employer which are highly confidential and constitute trade secrets or confidential business information) which is the property of and integral to the operations and success of Employer, and therefore agrees to be bound by the provisions of this Section 8, which Officer agrees and acknowledges to be reasonable and necessary to protect legitimate and important business interests and concerns of Employer. Officer acknowledges that the information referred to above has independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Officer further acknowledges that

Employer has taken all reasonable steps under the circumstances to maintain the secrecy and/or confidentiality of such information.

(c)      Officer agrees that Officer will not divulge to any person, nor use to the detriment of Employer, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer, at any time during Period of Employment or thereafter, any of the trade secrets and/or other confidential information of the Employer, whether in electronic form or otherwise, without first obtaining the express written permission of Employer. A trade secret shall include any information maintained as confidential and used by Employer in its business, including but not limited to a formula, pattern, compilation, program, device, method, technique or process that has value, actual or potential, from its confidentiality and from not being readily ascertainable to others who could also obtain value from such information. For purposes of this Section 8, the compilation of information used by Employer in its business shall include, without limitation, the identity of customers and suppliers and information reflecting their interests, preferences, credit-worthiness, likely receptivity to solicitation for participation in various transactions and related information obtained during the course of Officer’s employment with Employer.

(d)      Officer agrees that at the time of leaving the employ of Employer, Officer will deliver to Employer, and not keep or deliver to anyone else, any and all originals and copies, electronic or hard copy, of notebooks, memoranda, documents, communications, and, in general, any and all materials relating to the business of Employer, or constituting property of the Employer. Officer further agrees that Officer will not, directly or indirectly, request or advise any customers or suppliers of Employer to withdraw, curtail or cancel its business with Employer.

(e)      During Officer’s Period of Employment with the Employer and for a period of one (1) year after the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive the expiration of the Period of Employment), Officer will not directly or indirectly, in the United States, participate in any Position in any business in Direct Competition with the business of the Employer. The term “Direct Competition,” as used in this section, shall mean any business that directly competes against any line of business in which Officer was actively engaged during Officer’s employment with Employer. The term “Position,” as used in this section, includes a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position with an entity in Direct Competition with Employer, where Officer performs any duties which are substantially similar to those performed by the Officer during Officer’s employment with Employer. Officer acknowledges that a “substantially similar” position shall include any position in which Officer might be able to utilize the valuable, proprietary and confidential information to which Officer was exposed during Officer’s employment with Employer. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of “Position” (e.g. limiting it to the “same” position with a competitor) will subject the Employer to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by Employer, and (ii) by allowing the Officer to escape the application of this clause by accepting a position designated as a “lesser” or “different” position with a competitor, the Employer is unable to restrict the Officer from providing valuable information to such competing entity to the harm of the Employer.

(f)       Officer recognizes that Officer possesses confidential information and trade secrets about other employees of Employer relating to their education, experience, skills, abilities, salary and benefits, and interpersonal relationships with customers and suppliers of Employer. Officer recognizes that the information Officer possesses about these other employees is not generally known, is of substantial value to Employer in securing and retaining customers and suppliers, and was acquired by Officer because of Officer’s business position with Employer. Officer agrees that during Officer’s Period of Employment hereunder, and for a period of three (3) years after the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive, if applicable, the expiration of the Period of Employment), Officer shall not, directly or indirectly, solicit or contact any employee or agent of Employer, with a view to or for the purposes of inducing or encouraging such employee or agent to leave the employ of Employer, for the purpose of being hired by Officer, any employer affiliated with Officer, or any competitor of Employer. Officer agrees that Officer will not convey any such confidential information or trade secrets about other employees to anyone.

(g)      Officer acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect Employer’s interest in this Agreement and that any breach thereof will result in an irreparable injury to Employer for which Employer has no adequate remedy at law. Officer therefore agrees that, in the event Officer breaches any of the provisions contained in this Section 8, Employer shall be authorized and entitled to seek from any court of competent jurisdiction (i) a temporary restraining order, (ii) preliminary and permanent injunctive relief, (iii) an equitable accounting of all profits or benefits arising out of such breach, (iv) direct, incidental and consequential damages arising from such breach; and/or (v) all reasonable legal fees and costs related to any actions taken by Employer to enforce Section 8.

(h)      Employer and Officer have attempted to specify a reasonable period of time, a reasonable area and reasonable restrictions to which this Section 8 shall apply. Employer and Officer agree that if a court or administrative body should subsequently determine that the terms of this Section 8 are greater than reasonably necessary to protect Employer’s interest, Employer agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect Employer’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary. Further, Officer agrees that Employer shall have the right to amend or modify this Section 8 as necessary to comport with the determination of any court or administrative body that such Section in this or a similar agreement entered into by Employer with any other officer or manager of Employer is greater than reasonably necessary to protect Employer’s interest.

(i) Officer further agrees that this Section 8, as well as the Sections 12 and 13 relating to choice of law and forum for resolution, are integral parts of this Agreement, and that should a court fail or refuse to enforce the restrictions contained herein in the manner expressly provided in Sections 8(a) through 8(g) above, the Employer shall recover from Officer, and the court shall award to the Employer, the consideration (or a pro-rata portion thereof to the extent these provisions are enforced but the time frame is reduced beyond that specified above) provided to and elected by Officer under the terms of Section 8(a) above (or the monetary equivalent thereof), its cost and its reasonable attorney’s fees. Officer acknowledges that such award is not intended as “liquidated damages” and is not exclusive to other remedies available to Employer. Instead such award is intended to ensure that Officer is not unjustly enriched as a result of retaining contract benefits not earned by Officer.

9. Termination for Egregious Circumstances. Notwithstanding any other provision of this Agreement, including the terms of Section 7 hereof, Employer may, at its sole and absolute discretion, terminate this Agreement, and Officer’s Period of Employment hereunder without any payment, liability or other obligation, in the event, (a) Officer engages in willful misconduct which results in injury to the Employer, or (b) Officer is convicted of a job-related felony or misdemeanor.

10. Modification. Except as otherwise specified in this Section 10, this Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for (i) any pre-employment confidentiality agreement that may exist between the parties, (ii) the stock grant(s) of 17,882.6896 shares, 6,787.8028 shares and 7,984.0319 shares and 6,986.0279 shares and 3,353.4541 shares and 21,797.4514 shares granted on 2/19/04 and 10/4/04 and 6/28/05 and 6/28/05 and 12/4/07 and 12/4/07 (respectively) of Common Stock (the “Prior Stock Grant(s)”) awarded to Officer under prior restricted stock grant agreement(s) (“Prior Agreement(s)”), which stock grant(s) shall continue and vest pursuant to the terms of the Prior Agreement(s) under which such grant(s) were made; (iii) the performance stock grant(s), IF ANY, of up to 0 shares granted on N/A (respectively) of Common Stock (the “Prior Performance Stock Grant(s)”) awarded to Officer under prior performance stock award agreement(s) (“Prior Performance Agreements”), which performance stock grant(s) shall continue and vest pursuant to the terms of the Prior Performance Agreement(s) under which such grants were made; or

(iv) any other agreement or policy specifically referenced herein. The parties agree that the continuation of the Prior Stock Grant(s) and Prior Performance Stock Grants (if any) is additional consideration for the commitments made by Officer in Section 8 of this Agreement. Except for the preservation of the Prior Stock Grant(s) and Prior Performance Stock Grants (if any) as provided in this Section, this Agreement is intended to cancel and supercede the terms of the prior employment agreement between the Officer and the Company dated December 4, 2007. This Agreement cannot be modified except by a writing signed by both parties.

11. Assignment. This Agreement shall be binding upon Officer, Officer’s heirs, executors and personal representatives and upon Employer, its successors and assigns. Officer may not assign this Agreement, in whole or in part, without first obtaining the written consent of the Chief Executive Officer of Employer.

12. Applicable Law. Officer acknowledges that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Delaware and consents to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Delaware, without giving effect to the conflict of laws provisions thereof.

13. Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between the Employer and Officer, whether such disputes arise from this Agreement or otherwise. In addition, Officer expressly waives any right Officer may have to sue or be sued in the county of Officer’s residence and consents to venue in Washington County, Arkansas.

14. Acceleration Upon a Change in Control. Upon the occurrence of a Change in Control (defined below) the restricted Common Stock, stock options, and Performance Stock that have been granted to Officer pursuant to an award agreement from the Employer under Sections 8(a)(i),(ii) and (iii), or which have otherwise been previously granted to Officer under an award agreement from the Employer; and which are unvested at the time of the Change in Control, will vest sixty (60) days after the Change in Control event occurs (unless vesting earlier pursuant to the terms of an award agreement). If the Officer is terminated by the Employer other than for egregious circumstances during such sixty (60) day period, all of the unvested restricted Common

Stock, stock options, and Performance Stock granted pursuant to such award agreements will vest on the date of termination. For purposes of this provision, a performance stock award that vests upon a Change of Control will vest at the 100% or mid-level (not the 50% or 150% levels also expressed in the Award). For purposes of this Agreement, the term "Change in Control" shall have the same meaning as the term "Change in Control" as set forth in the Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Employer or, if applicable, a successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.  The Committee (as defined in the Stock Plan) shall have the sole discretion to interpret the foregoing provisions of this paragraph.

15. Severability. If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

OFFICER ACKNOWLEDGES OFFICER HAS COMPLETELY READ THE ABOVE, HAS BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAS BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF OFFICER’S CHOOSING BEFORE SIGNING. OFFICER FURTHER ACKNOWLEDGES OFFICER IS SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREES TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

/s/ Jeff Webster
(Officer)
Springdale, AR
(Location)
12-1-08
(Date)

Tyson Foods, Inc.

By	/s/ Richard Bond

Title	President & CEO

13